EXHIBIT 5
[Sidley Austin LLP Letterhead]
May 17, 2006
CDW Corporation
200 N. Milwaukee Ave.
Vernon Hills, Illinois 60061

Re:	CDW Corporation
Registration Statement on Form S-8
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by CDW Corporation, an Illinois corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of:
     1. 4,660,000 shares of common stock, par value $0.01 per share, of the Company, to be issued pursuant to the Company’s 2006 Stock Incentive Plan (the “2006 Plan”), which was approved by the Company’s Board of Directors on March 24, 2006, subject to shareholder approval, and
     2. 500,000 shares of common stock, par value $0.01 per share, of the Company (collectively with the 4,660,000 shares referred to in (1) above, the “Shares”), to be issued pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”), under the terms of an amendment to the ESPP (the “Amendment”) that was approved by the Company’s Board of Directors on March 24, 2006, subject to shareholder approval.
     We are familiar with the 2006 Plan, the Amendment, the ESPP, the Registration Statement, the Restated Articles of Incorporation of the Company, the Amended and Restated By-Laws of the Company and the resolutions of the Board of Directors of the Company relating to the 2006 Plan, the Amendment, the ESPP and the Registration Statement.
     We have examined such records, documents and questions of law, and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.
     Based upon the foregoing, we are of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Illinois.
     2. The Shares will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the shareholders of the Company shall have approved the 2006 Plan and the Amendment; (iii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Shares as contemplated by the Registration Statement, the 2006 Plan and the ESPP; and (iv) certificates representing such Shares shall have been duly issued and sold in the manner provided in the 2006 Plan and the ESPP.
     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance and sale of the Shares.
     This opinion letter is limited to the laws of the State of Illinois.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons from whom consent is required by Section 7 of the Act or the related rules promulgated by the Commission.

Very truly yours,
By:	/s/ Sidley Austin LLP
Sidley Austin LLP